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                                                                     EXHIBIT 5.1

                                FORM OF OPINION

November 7, 2000

Photon Dynamics, Inc.
6325 San Ignacio Avenue
San Jose, California 95119-1202

Dear Ladies & Gentleman:

You have requested our opinion with respect to certain matters in connection with the filing by Photon Dynamics, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission, covering the issuance of 1,295,000 shares of common stock, referred to herein as the "Shares."

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company's Certificate of Incorporation and Bylaws, as amended, the Acquisition Agreement for Plan of Arrangement by and among Photon Dynamics, Inc., Photon Dynamics Nova Scotia Company and Image Processing Systems Inc. and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included on the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:            /s/ Matthew W. Sonsini
         ---------------------------------
                 Matthew W. Sonsini